RYAM Announces Third Quarter 2023 Results
Updates 2023 EBITDA and Raises Free Cash Flow Guidance
•Loss from continuing operations for the third quarter of $27 million, down $45 million from prior year quarter
•Adjusted EBITDA from continuing operations for the third quarter of $24 million
•Year-to-date cash provided by operating activities of $82 million; total debt of $749 million
•Adjusted Free Cash Flow year-to-date generation of $27 million; Net Debt of $743 million
•Updates 2023 Adjusted EBITDA guidance to approximately $150 million
•Raises 2023 Adjusted Free Cash Flow guidance to $65 million to $75 million with additional deleveraging from potential sale of passive assets
JACKSONVILLE, Fla., November 7, 2023 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported a net loss of $25 million, or $(0.39) per diluted share, for the quarter ended September 30, 2023, compared to net income of $30 million, or $0.45 per diluted share, for the prior year quarter. Loss from continuing operations for the quarter ended September 30, 2023 was $27 million, or $(0.41) per diluted share, compared to income from continuing operations of $18 million, or $0.28 per diluted share, for the prior year quarter.
“Results for the third quarter reflected continued weak demand across many of our product categories. We are responding by reducing costs and taking opportunistic downtime across all segments. As previously announced, we have taken downtime at our High-Yield Pulp facility in the third and fourth quarters and expect to take downtime in Paperboard and at the High Purity Cellulose plant in Tartas in the fourth quarter,” said De Lyle W. Bloomquist, RYAM’s President and Chief Executive Officer. “Consequently, we are revising down our 2023 Adjusted EBITDA guidance to approximately $150 million while raising our free cash flow guidance to $65 to $75 million. The decline in year-to-date free cash flow in the quarter was primarily driven by planned increases in working capital. As we finish the year, we expect working capital to benefit free cash flow. Additionally, we are reviewing options to monetize passive assets to drive further net debt reduction.”
“Beyond the short-term challenges, we are optimistic about the future of RYAM. Our non-viscose and paper pulp businesses are expected to generate over $250 million in EBITDA before corporate charges this year. The recent closure of a competitor’s plant is expected to yield a favorable mix shift for RYAM, thus adding to these strong results in the relatively near term. Additionally, we are in the process of consolidating the vast majority of our commodity viscose production into the Temiscaming High Purity Cellulose plant, which is home to our lowest variable cost line. We have also begun the process of a potential sale of the Paperboard and High-Yield Pulp assets. If successful, proceeds will be used to accelerate debt repayment and reduce fixed charges ahead of our 2026 debt maturities. Lastly, we are continuing with our investments to grow our Biomaterials businesses, which will provide faster growth with greater customer and end market diversification. Overall, these actions are expected to provide more stable and consistent earnings for the Company,” concluded Mr. Bloomquist.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Third Quarter 2023 Operating Results from Continuing Operations
The Company operates in the following business segments: High Purity Cellulose, Paperboard and High-Yield Pulp.
Net sales was comprised of the following for the periods presented:

	Three Months Ended			Nine Months Ended
(in millions)	September 30, 2023	July 1, 2023	September 24, 2022	September 30, 2023	September 24, 2022
High Purity Cellulose	$292	$300	$369	$966	$952
Paperboard	57	48	66	164	183
High-Yield Pulp	25	44	40	111	102
Eliminations	(5)	(7)	(9)	(20)	(20)
Net sales	$369	$385	$466	$1,221	$1,217
Operating results were comprised of the following for the periods presented:

	Three Months Ended			Nine Months Ended
(in millions)	September 30, 2023	July 1, 2023	September 24, 2022	September 30, 2023	September 24, 2022
High Purity Cellulose	$(6)	$—	$22	$7	$21
Paperboard	13	6	12	29	28
High-Yield Pulp	(6)	1	6	2	4
Corporate	(15)	(14)	(11)	(42)	(43)
Operating income (loss)	$(14)	$(7)	$29	$(4)	$10
High Purity Cellulose
Net sales for the third quarter decreased $77 million, or 21 percent, to $292 million compared to the same prior year quarter. Included in the current and prior year quarters were $28 million and $33 million, respectively, of other sales primarily from bio-based energy and lignosulfonates. Sales prices decreased 13 percent during the current quarter, driven by a 22 percent decrease in commodity products prices, partially offset by a 6 percent increase in cellulose specialties prices. Total sales volumes decreased 10 percent during the current quarter, driven by a 36 percent decrease in cellulose specialties volumes, partially offset by a 37 percent increase in commodity products volumes. Sales volumes for cellulose specialties were negatively impacted by significant customer destocking and market-driven demand declines, particularly in construction markets.
Net sales for the nine months ended September 30, 2023 increased $14 million, or 1 percent, to $966 million compared to the same prior year period. Included in the current and prior year nine-month periods were $73 million and $84 million, respectively, of other sales primarily from bio-based energy and lignosulfonates. Sales prices decreased 4 percent during the current period, driven by an 8 percent decrease in commodity products prices, partially offset by a 12 percent increase in cellulose specialties prices. Total sales volumes increased 7 percent during the current period, driven by a 57 percent increase in commodity products volumes, partially offset by a 21 percent decrease in cellulose specialties volumes. Sales volumes for cellulose specialties were negatively impacted by significant customer destocking and market-driven demand declines, particularly in construction markets.
Operating income for the quarter and nine months ended September 30, 2023 decreased $28 million and $14 million, respectively, compared to the same prior year periods. The current quarter decrease was driven by the lower cellulose specialties sales volumes and commodity products sales prices, partially offset by the higher cellulose specialties sales prices and commodity products sales volumes and decreased input, logistics and maintenance costs. The year-to-date decrease was driven by the lower cellulose specialties sales volumes and commodity products sales prices, higher labor costs due to inflation and the impact of the extended maintenance outage in the prior year, partially offset by the higher cellulose specialties sales prices and commodity products sales volumes and decreased input and logistics costs.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Compared to the second quarter of 2023, operating loss increased $6 million. Total sales prices decreased 7 percent, driven by a 3 percent decrease in cellulose specialties prices, due to sales mix, and a 7 percent decrease in commodity products prices. Total sales volumes increased 1 percent, driven by an 8 percent increase in commodity products volumes, partially offset by a 6 percent decrease in cellulose specialties volumes that was due to market-driven demand declines. Higher costs related to the impact of second quarter maintenance outages were partially offset by lower input costs. The second quarter also included $5 million of sales of excess emission allowances related to the Company’s operations in Tartas, France.
Paperboard
Net sales for the third quarter decreased $9 million, or 14 percent, to $57 million compared to the same prior year quarter, driven by 8 percent and 5 percent decreases in sales prices, due to product mix, and sales volumes, due to market-driven demand declines, respectively. Net sales for the nine months ended September 30, 2023 decreased $19 million, or 10 percent, to $164 million compared to the same prior year period, driven by a 13 percent decrease in sales volumes due to customer destocking in the first half of 2023, partially offset by a 4 percent increase in sales prices, driven by continued demand for sustainable packaging.
Operating income for both the quarter and nine months ended September 30, 2023 increased $1 million compared to the same prior year periods. The current quarter increase was driven by lower purchased pulp costs that were largely offset by the lower sales prices and sales volumes. In the year-to-date period, the higher sales prices and lower purchased pulp and maintenance costs were largely offset by the lower sales volumes.
Compared to the second quarter of 2023, operating income increased $7 million, driven by a 22 percent increase in sales volumes and lower purchased pulp costs, partially offset by a 3 percent decrease in sales prices.
High-Yield Pulp
Net sales for the third quarter decreased $15 million, or 38 percent, to $25 million compared to the same prior year quarter, driven by 31 percent and 13 percent decreases in sales prices and sales volumes, respectively, due to lower demand and opportunistic downtime taken in response to market conditions. Net sales for the nine months ended September 30, 2023 increased $9 million, or 9 percent, to $111 million compared to the same prior year period, driven by 1 percent and 9 percent increases in sales prices and sales volumes, respectively, due to stronger demand and easing logistics constraints.
Operating results for the quarter and nine months ended September 30, 2023 declined $12 million and $2 million, respectively, compared to the same prior year periods. The current quarter decline was driven by the lower sales prices and sales volumes. In the year-to-date period, the higher sales prices and sales volumes were more than offset by increased wood costs and higher labor costs due to inflation.
Compared to the second quarter of 2023, operating results declined $7 million, driven by 23 percent and 35 percent decreases in sales prices and sales volumes, respectively, due to lower demand and opportunistic downtime taken in response to market conditions, partially offset by lower logistics, maintenance and input costs.
Corporate
Operating loss for the quarter and nine months ended September 30, 2023 increased $4 million and decreased $1 million, respectively, compared to the same prior year periods. The current quarter increase was driven by less favorable foreign exchange rates in the current quarter compared to the prior year quarter. In the year-to-date period, lower stock compensation and severance costs were largely offset by unfavorable foreign exchange rates in the current year as compared to favorable rates in the prior year. Compared to the second quarter of 2023, the operating loss increased $1 million.
Non-Operating Income & Expense
Interest expense increased $5 million and $3 million during the quarter and nine months ended September 30, 2023, respectively, compared to the same prior year periods, driven by an increase in the average interest rate on debt, partially offset by a decrease in the average outstanding balance of debt. Debt principal outstanding decreased $109 million from September 24, 2022 to September 30, 2023.
Interest income increased $2 million and $3 million during the quarter and nine months ended September 30, 2023, respectively, compared to the same prior year periods, primarily due to the timing of the receipt of the 2027 Term Loan proceeds and their subsequent use in the repayment of the 2024 Notes.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Also included in non-operating other income in the quarter ended September 30, 2023 was a $1 million net loss on debt extinguishment. Included in the current nine-month period was a $2 million gain on a passive land sale and a pension settlement loss of $2 million.
Included in non-operating other income in the nine months ended September 24, 2022 was a $5 million net gain associated with the GreenFirst common shares received in connection with the sale of the Company’s lumber and newsprint assets.
Income Taxes
The effective tax rate on the loss from continuing operations for the quarter and nine months ended September 30, 2023 was a benefit of 17 percent and 22 percent, respectively. The 2023 effective tax rates differed from the federal statutory rate of 21 percent primarily due to disallowed interest deductions in the U.S. and nondeductible executive compensation, offset by U.S. tax credits, return-to-accrual adjustments related to previously filed tax returns, changes in the valuation allowance on disallowed interest deductions and interest received on overpayments of tax from prior years. The effective tax rate for the nine-month period was also impacted by an excess tax benefit on vested stock compensation.
The effective tax rate on the income from continuing operations for the quarter ended September 24, 2022 was a benefit of 11 percent. The effective tax rate on the loss from continuing operations for the nine months ended September 24, 2022 was an expense of 13 percent. The most significant item creating a difference between the 2022 effective tax rates and the statutory rate of 21 percent were changes in the valuation allowance on disallowed interest deductions in the U.S.
Discontinued Operations
During the third quarter of 2023, the USDOC completed its fourth administrative review of duties applied to Canada softwood lumber exports to the U.S. during 2021 and reduced applicable rates to a combined 8.05 percent. In connection with this development, the Company recorded a pre-tax gain of $2 million. During the nine months ended September 30, 2023, the Company also incurred a $2 million loss related to the settlement of a claim pursuant to the representations and warranties in the asset purchase agreement.
During the third quarter of 2022, the USDOC completed its third administrative review of duties applied during 2020 and reduced applicable rates to a combined 8.6 percent, for which the Company recorded a pre-tax gain of $16 million. Cumulative through September 30, 2023, the Company has recorded total gains of $40 million related to the USDOC administrative reviews, which are included as a long-term receivable within “other assets” in the Company’s consolidated balance sheets.
Cash Flows & Liquidity
For the nine months ended September 30, 2023, the Company generated operating cash flows of $82 million, which were driven by increased cash inflows from working capital, partially offset by payments on deferred energy liabilities associated with Tartas plant operations.
For the nine months ended September 30, 2023, the Company used $95 million in its investing activities related to net capital expenditures, which included $40 million of strategic capital spending focused on enhancing reliability and cost efficiency.
For the nine months ended September 30, 2023, the Company used $112 million in its financing activities primarily for the redemption of its 2024 senior notes and repayment of borrowings under its credit facility and other long-term debt, the payment of issuance costs related to new term loan financing and the repurchase of common stock to satisfy tax withholding requirements related to the issuance of stock under Company incentive stock plans. These outflows were partially offset by the net proceeds received from the new term loan financing and borrowings under the credit facility.
The Company ended the quarter with $147 million of global liquidity, including $27 million of cash, borrowing capacity under the ABL Credit Facility of $112 million and $8 million of availability under the factoring facility in France.
In the third quarter of 2023, the Company secured term loan financing of $250 million and received net proceeds of $243 million after original issue discount. The net proceeds, together with cash on hand of $89 million, were used to redeem the $318 million outstanding principal balance and accrued interest of its senior unsecured notes due 2024 and pay issuance costs of $10 million that will be amortized over the term of the loan. The term loan matures in July 2027 and bears interest at an annual rate equal to three-month Term SOFR plus 8.00 percent.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Market Assessment
In October 2023, the Company announced that it engaged a financial advisor to explore the potential sale of its Paperboard and High-Yield Pulp assets located at its Temiscaming site. This strategic move is aligned with the Company’s commitment to enhancing its operational and financial performance, optimizing its portfolio to align with its long-term growth strategy and providing flexibility to pay down debt and reduce leverage.
The following market assessment represents the Company’s best current estimate of its business segments’ future performance.
High Purity Cellulose
Average sales prices for cellulose specialties in 2023 are expected to be in the high single-digit percent higher than average 2022 sales prices, while sales volumes are expected to decrease from prior year due to softness in sales orders driven principally by significant customer destocking and market-driven demand declines. Market demand for commodity products remains resilient with fluff and viscose prices bottoming in the third quarter and a slight uptick expected in the fourth quarter. Commodity sales volumes are expected to continue to increase through the end of 2023. The prices for certain inputs have come off the 2022 highs but are expected to remain significantly elevated versus pre-COVID pandemic levels. The Company expects to take downtime at its Tartas facility at the end of 2023 due to market conditions and to improve working capital.
The Company recently began plans towards a realignment of its High Purity Cellulose assets to optimize production mix, including a consolidation of its commodity products production into the Temiscaming plant. The Company is currently evaluating the potential impact of this realignment on its consolidated financial statements and disclosures.
Paperboard
Paperboard prices are expected to rebound slightly in the fourth quarter, remaining elevated from 2022 levels, while sales volumes are expected to improve in the second half of the year as customer inventories return to more normal levels. Raw material prices are expected to increase slightly as purchased pulp prices are forecast to increase in the fourth quarter. The Company expects to take downtime in the coming quarter due to market conditions and to improve working capital.
High-Yield Pulp
High-yield pulp prices have declined due to soft demand and new paper pulp capacity ramping up. Prices are expected to decline overall in 2023 despite an expected uptick in the fourth quarter, in line with industry forecasts for the global paper pulp market. The Company expects to take downtime in the coming quarter due to market conditions and to improve working capital.
2023 Guidance
Overall, loss from continuing operations is expected to be approximately $45 million, with Adjusted EBITDA of approximately $150 million for 2023. The Company expects to spend approximately $85 million on custodial capital expenditures and approximately $35 million on discretionary strategic capital expenditures, net of financing. Strategic capital may be modulated as necessary to support Adjusted Free Cash Flow. The Company is targeting $85 to $95 million of benefit from working capital to support Adjusted Free Cash Flow for the year. Overall, the Company expects to generate $65 to $75 million of Adjusted Free Cash Flow in 2023.
A Sustainable Future
The Company’s portfolio is aligned with sustainability drivers in the European Green Deal for the Renewable Energy Directive (RED II) and the second generation (2G) bio-fuel that is noncompetitive to human food supply. The Company’s 2G bioethanol facility at its Tartas, France plant is near completion and is anticipated to be operational in the first quarter of 2024. The total estimated cost of the project is approximately $40 million, with $22 million to be spent in 2023. The Company plans to utilize $28 million of low-cost green loans to help fund the project, including $10 million already borrowed, and $4 million in grants. The project is expected to provide $8 million to $10 million of annual incremental EBITDA, depending on current exchange rates, beginning in 2025.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, November 8, 2023 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAM.com. A replay of this webcast will be archived on the company’s website shortly after the call.
Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, November 22, 2023. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13742400.
About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM employs approximately 2,500 people and generated $1.7 billion of revenues in 2022. More information is available at www.RYAM.com.
Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to RYAM’s future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended September 30, 2023. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.
The Company’s operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, the Company’s business, financial condition or operating results, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine or other geopolitical conflicts. The Company is subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic, which has had, and may continue to have, a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in raw material and energy availability and prices, and continued inflationary pressure, could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. Business and Operational Risks The Company’s ten largest customers represented approximately 40 percent of 2022 revenue, and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s major manufacturing plants could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s plants, and the cost to repair or replace equipment, as well as the associated downtime, could materially adversely affect the Company’s business. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company is dependent upon attracting and retaining key personnel, the loss of whom could materially adversely affect the Company’s business. Failure to develop new products or discover new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to cyberattacks or cybersecurity breaches could materially adversely impact the business. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential longer-term impacts of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ percentage of ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted income from continuing operations and adjusted net debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures are provided below. Non-GAAP financial measures are not necessarily indicative of results that may be generated in future periods and should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2023	July 1, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Net sales	$369	$385	$466	$1,221	$1,217
Cost of sales	(360)	(370)	(419)	(1,160)	(1,138)
Gross margin	9	15	47	61	79
Selling, general and administrative expense	(22)	(18)	(20)	(59)	(68)
Foreign exchange gain (loss)	1	(2)	3	(1)	4
Other operating expense, net	(2)	(2)	(1)	(5)	(5)
Operating income (loss)	(14)	(7)	29	(4)	10
Interest expense	(21)	(16)	(16)	(52)	(49)
Gain on GreenFirst equity securities	—	—	—	—	5
Other income, net	4	4	4	6	8
Income (loss) from continuing operations before income taxes	(31)	(19)	17	(50)	(26)
Income tax (expense) benefit	5	3	2	11	(3)
Equity in loss of equity method investment	(1)	—	(1)	(2)	(2)
Income (loss) from continuing operations	(27)	(16)	18	(41)	(31)
Income (loss) from discontinued operations, net of taxes	2	(1)	12	1	12
Net income (loss)	$(25)	$(17)	$30	$(40)	$(19)

Basic earnings per common share
Income (loss) from continuing operations	$(0.41)	$(0.24)	$0.29	$(0.62)	$(0.48)
Income (loss) from discontinued operations	0.02	(0.02)	0.18	—	0.20
Net income (loss) per common share-basic	$(0.39)	$(0.26)	$0.47	$(0.62)	$(0.28)

Diluted earnings per common share
Income (loss) from continuing operations	$(0.41)	$(0.24)	$0.28	$(0.62)	$(0.48)
Income (loss) from discontinued operations	0.02	(0.02)	0.17	—	0.20
Net income (loss) per common share-diluted	$(0.39)	$(0.26)	$0.45	$(0.62)	$(0.28)

Shares used in determining EPS
Basic EPS	65,343,418	65,226,344	63,971,166	65,024,654	63,882,920
Diluted EPS	65,343,418	65,226,344	65,520,107	65,024,654	63,882,920
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$27	$152
Other current assets	491	538
Property, plant and equipment, net	1,132	1,151
Other assets	526	507
Total assets	$2,176	$2,348

Liabilities and Stockholders’ Equity
Debt due within one year	$19	$14
Other current liabilities	315	340
Long-term debt	730	839
Non-current environmental liabilities	159	160
Other liabilities	167	166
Total stockholders’ equity	786	829
Total liabilities and stockholders’ equity	$2,176	$2,348

B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Nine Months Ended
	September 30, 2023	September 24, 2022
Operating Activities
Net loss	$(40)	$(19)
Adjustments to reconcile net loss to cash provided by operating activities:
Income from discontinued operations	(1)	(12)
Depreciation and amortization	104	96
Other	(3)	10
Changes in working capital and other assets and liabilities	22	(68)
Cash provided by operating activities	82	7

Investing Activities
Capital expenditures, net	(95)	(114)
Cash used in investing activities-continuing operations	(95)	(114)
Cash provided by investing activities-discontinued operations	—	44
Cash used in investing activities	(95)	(70)

Financing Activities
Changes in debt	(97)	(51)
Other	(15)	—
Cash used in financing activities	(112)	(51)

Net decrease in cash and cash equivalents	(125)	(114)
Net effect of foreign exchange on cash and cash equivalents	—	(7)
Balance, beginning of period	152	253
Balance, end of period	$27	$132
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2023	July 1, 2023	September 24, 2022	September 30, 2023	September 24, 2022
Average Sales Prices ($ per metric ton)
High Purity Cellulose	$1,215	$1,301	$1,402	$1,282	$1,329
Paperboard	$1,459	$1,498	$1,587	$1,508	$1,450
High-Yield Pulp (external sales)	$489	$633	$712	$635	$630

Sales Volumes (thousands of metric tons)
High Purity Cellulose	217	214	240	696	653
Paperboard	39	32	41	109	126
High-Yield Pulp (external sales)	39	60	45	142	130

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended September 30, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$(5)	$14	$(6)	$(30)	$(27)
Depreciation and amortization	32	3	1	—	36
Interest expense, net	—	—	—	19	19
Income tax benefit	—	—	—	(5)	(5)
EBITDA-continuing operations	27	17	(5)	(16)	23
Loss on debt extinguishment	—	—	—	1	1
Adjusted EBITDA-continuing operations	$27	$17	$(5)	$(15)	$24

	Three Months Ended July 1, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$—	$6	$1	$(23)	$(16)
Depreciation and amortization	28	4	—	1	33
Interest expense, net	—	—	—	14	14
Income tax benefit	—	—	—	(3)	(3)
EBITDA-continuing operations	28	10	1	(11)	28
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$28	$10	$1	$(12)	$27

	Three Months Ended September 24, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$23	$12	$6	$(23)	$18
Depreciation and amortization	30	3	—	2	35
Interest expense, net	—	—	—	17	17
Income tax benefit	—	—	—	(2)	(2)
EBITDA and Adjusted EBITDA-continuing operations	$53	$15	$6	$(6)	$68

(a)EBITDA-continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA-continuing operations is defined as EBITDA-continuing operations adjusted for the settlement of certain pension plans, (gain) loss on debt extinguishment and other items. EBITDA and Adjusted EBITDA are non-GAAP measures used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a) (Continued)

	Nine Months Ended September 30, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$8	$30	$2	$(81)	$(41)
Depreciation and amortization	91	10	2	1	104
Interest expense, net	—	—	—	48	48
Income tax benefit	—	—	—	(11)	(11)
EBITDA-continuing operations	99	40	4	(43)	100
Pension settlement loss	—	—	—	2	2
Adjusted EBITDA-continuing operations	$99	$40	$4	$(41)	$102

	Nine Months Ended September 24, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$22	$29	$5	$(87)	$(31)
Depreciation and amortization	83	10	1	2	96
Interest expense, net	—	—	—	49	49
Income tax expense	—	—	—	3	3
EBITDA-continuing operations	105	39	6	(33)	117
Pension settlement loss	—	—	—	1	1
Severance	—	—	—	4	4
Adjusted EBITDA-continuing operations	$105	$39	$6	$(28)	$122

Annual Guidance
2023
Loss from continuing operations	$(43)
Depreciation and amortization	140
Interest expense, net	70
Income tax benefit(b)	(17)
EBITDA and Adjusted EBITDA-continuing operations	$150

(a)EBITDA-continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA-continuing operations is defined as EBITDA-continuing operations adjusted for the settlement of certain pension plans, (gain) loss on debt extinguishment and other items. EBITDA and Adjusted EBITDA are non-GAAP measures used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
(b)Estimated using the statutory rates of each jurisdiction and ignoring all permanent book-to-tax differences.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
Adjusted Free Cash Flows - Continuing Operations(a)

	Nine Months Ended
	September 30, 2023	September 24, 2022
Cash provided by operating activities-continuing operations	$82	$7
Capital expenditures, net	(55)	(92)
Adjusted free cash flows-continuing operations	$27	$(85)

	Annual Guidance Range
	2023
	Low	High
Cash provided by operating activities-continuing operations	$150	$160
Capital expenditures, net	(85)	(85)
Adjusted free cash flows-continuing operations	$65	$75

(a)Adjusted free cash flows-continuing operations is defined as cash provided by (used in) operating activities-continuing operations adjusted for capital expenditures, net of proceeds from the sale of assets and excluding strategic capital expenditures. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock.
G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Net Debt(a)

	September 30, 2023	December 31, 2022
Debt due within one year	$19	$14
Long-term debt	730	839
Total debt	749	853
Unamortized debt premium, discount and issuance costs	21	6
Cash and cash equivalents	(27)	(152)
Adjusted net debt	$743	$707

(a)Adjusted net debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash.
Adjusted Income (Loss) from Continuing Operations(a)

	Three Months Ended						Nine Months Ended
	September 30, 2023		July 1, 2023		September 24, 2022		September 30, 2023		September 24, 2022
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (loss) from continuing operations	$(27)	$(0.41)	$(16)	$(0.24)	$18	$0.28	$(41)	$(0.62)	$(31)	$(0.48)
Pension settlement loss	—	—	—	—	—	—	2	0.04	1	0.02
Severance	—	—	—	—	—	—	—	—	4	0.06
(Gain) loss on debt extinguishment	1	0.01	(1)	(0.01)	—	—	—	—	—	—
Tax effect of adjustments	—	—	—	—	—	—	—	—	—	—
Adjusted income (loss) from continuing operations	$(26)	$(0.40)	$(17)	$(0.25)	$18	$0.28	$(39)	$(0.58)	$(26)	$(0.40)

(a)Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for the settlement of certain pension plans, (gain) loss on debt extinguishment and other items.
H